Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS

November 14, 2008	OTCBB: RNCH

Rancher Energy Corp. Announces Second Quarter Fiscal 2009 Financial Results

DENVER, Colorado - Rancher Energy Corp. (OTCBB: RNCH) today announced financial results for its second fiscal quarter ended September 30, 2008.

Second Quarter Summary

The Company reported a 100% increase in second quarter revenue, to $3.3 million from $1.7 million in the same quarter last year.  Total revenue included oil & gas sales of $2.0 million, up from $1.7 million in the same quarter last year, and gains on derivative activities $1.3 million.  The Company had no derivative contracts in place for the second quarter of 2007.  The increased oil & gas sales revenue was due to a higher average sales price of $109.79 per barrel in the second quarter versus $69.88 per barrel in the second quarter a year ago.  Rancher Energy sold 18,179 barrels of oil - its net interest - in the second quarter, down from 23,622 barrels a year ago due to mechanical-related downtime on certain producing wells as well as normal, year-over-year production declines.

The Company recorded a $6.8 million, non-cash impairment charge in the second quarter, reflecting excess carrying costs of certain properties over the anticipated future realized value.  With the exception of production taxes, which increased 21% to $243,000 in the second quarter, the Company reduced costs in all other expense categories.  In particular, general and administrative expense declined by 37% to $960,000 from $1.5 million, reflecting year-over-year reductions in headcount, professional fees and other overhead expenses.  Due to the $6.8 million, non-cash impairment, total operating expenses in the second quarter increased to $8.9 million from $2.9 million a year ago.

Other expense in the second quarter totaled $1.7 million versus $1.4 million in the corresponding quarter a year ago.  Other expense primarily included amortization of deferred financing costs and interest expense on the GasRock note payable, which due date has been extended to April 30, 2009.  Net loss for the second quarter, which included the $6.8 million, non-cash impairment charge, was $7.3 million, or $0.06 per basic and diluted share, versus a net loss of $2.6 million, or $0.02 per basic and diluted share, in the same quarter last year.

Rancher Energy closed the second quarter with cash and cash equivalents of $5.1 million versus $6.8 million at March 31, 2008, fiscal year end.

Six-Month Summary

Total revenue through six months ended September 30, 2008, increased to nearly $3.3 million from $3.0 million in the same period last year.  Oil & gas sales of $3.9 million were partially offset by a $590,000 loss related to hedging activities required by the GasRock loan.  Through six months the Company sold 34,262 barrels of oil at an average price of $113.68 versus 46,056 barrels of oil sold at an average price of $64.73 per barrel in the same period last year.  Again, the decline in production was attributed to mechanical problems at certain producing wells.

Total operating expenses increased to $11.1 million from $6.6 million due to the $6.8 million, non-cash impairment charge incurred in the second quarter.  Excluding the $6.8 million impairment charge, total operating expenses declined by $2.3 million, reflecting decreases in all expense categories except production taxes, which increased to $474,000 from $363,000 in the same period last year based on higher oil & gas sales revenue.  General and administrative expense declined by more than 50% to $2.0 million from $4.1 million as the Company aggressively cut overhead expenses.

Total other expense in the six-month period was $3.4 million, up from $2.8 million in the same period last year.  Interest expense increased to $747,000 from $113,000 in association with the GasRock note payable.  The Company also incurred a $2.7 million charge for amortization of deferred financing costs and discount on note payable in the six-month period, up from $99,000 in the year-ago period.  Conversely, in the year-ago six-month period the Company had $2.6 million in liquidated damages pursuant to a registration rights arrangement versus no expense in that category in the 2008 period.  Net loss for the six-month period, including the $6.8 million impairment, was $11.2 million, or $0.10 per basic and diluted share, as compared with $6.4 million, or $0.06 per basic and diluted share, in the same period last year.

About Rancher Energy Corp.

Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States.  Using waterflood injection and CO2 flooding, coupled with other leading edge hydrocarbon recovery techniques such as 3-D seismic data and directional drilling, Rancher Energy plans to extract proven in-place oil that remains behind in mature fields.  Rising energy demand combined with advances in oil recovery have made this strategy profitable.  Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production.

Forward-Looking Statements

This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC").  All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to implement its plan, to construct pipeline and other infrastructure, and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, general economic and business conditions, and other factors over which the Company has little or no control.  The Company does not intend (and is not obligated) to update publicly any forward-looking statements.  The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

John Works
Chief Executive Officer
Rancher Energy Corp.
303-629-1125

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

Rancher Energy Corp.
Consolidated Statements of Operations
(unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Oil & gas sales	$1,995,901	$1,650,628	$3,894,869	$2,981,107
Gain (loss) on derivative activities, net	1,305,551	-	(589,743)	-
Total revenues	3,301,452	1,650,628	3,305,126	2,981,107
Operating expenses:
Production taxes	243,366	201,182	473,649	362,651
Lease operating expenses	549,441	691,429	1,172,863	1,279,661
Depreciation, depletion and amortization	301,708	368,724	577,549	700,256
Accretion expense	30,835	31,618	77,111	77,608
Impairment of unproved properties	6,800,000	-	6,800,000	-
Exploration expense	-	89,668	9,602	130,829
General and administrative expense	959,777	1,513,100	2,008,154	4,053,091
Total operating expenses	8,885,127	2,895,721	11,118,928	6,604,096
Loss from operations	(5,583,675)	(1,245,093)	(7,813,802)	(3,622,989)
Other income (expense):
Liquidated damages pursuant to
registration rights arrangement	-	(1,268,283)	-	(2,645,393)
Amortization of deferred financing costs
and discount on note payable	(1,366,527)	(99,254)	(2,675,702)	(99,254)
Interest expense	(375,399)	(41,941)	(746,694)	(113,180)
Interest and other income	8,737	25,541	19,318	73,865
Total other expense	(1,733,189)	(1,383,937)	(3,403,078)	(2,783,962)
Net loss	$(7,316,864)	$(2,629,030)	$(11,216,880)	$(6,406,951)
Basic and diluted net loss per share	$(0.06)	$(0.02)	$(0.10)	$(0.06)
Basic and diluted weighted
average shares outstanding	115,457,475	108,018,888	115,213,149	105,888,646

Rancher Energy Corp.
Consolidated Balance Sheets
(Unaudited)

	September 30,	March 31,
ASSETS	2008	2008
Current Assets:

Cash and cash equivalents	$5,141,371	$6,842,365
Accounts receivable and prepaid expenses	1,000,029	1,170,641
Total current assets	6,141,400	8,013,006

Oil & gas properties, at cost (successful efforts method):
Unproved	54,054,852	54,058,073
Proved	20,920,412	20,734,143
Less: Accumulated depletion, depreciation,
amortization and impairment	(8,810,672)	(1,531,619)

Net oil & gas properties	66,164,592	73,260,597

Other assets:
Furniture and equipment, net of accumulated
depreciation of $288,107 and 204,420, respectively	863,643	997,196
Other assets	903,630	1,300,382
Total other assets	1,767,273	2,297,578

Total assets	$74,073,265	$83,571,181

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$1,229,472	$2,114,204
Accrued oil & gas property costs	250,000	250,000
Asset retirement obligation	360,638	337,685
Note payable, net of unamortized discount
of $366,123 and $2,527,550, respectively	11,873,877	9,712,450
Derivative liability	713,063	590,480

Total current liabilities	14,427,050	13,004,819

Long-term liabilities:
Derivative liability	55,158	246,553
Asset retirement obligation	974,311	922,166

Total long-term liabilities	1,029,469	1,168,719

Commitments and contingencies:	-	-

Stockholders’ equity:
Common stock	1,162	1,150
Additional paid-in capital	92,226,152	91,790,181
Accumulated deficit	(33,610,568)	(22,393,688)

Total stockholders’ equity	58,616,746	69,397,643

Total liabilities and stockholders’ equity	$74,073,265	$83,571,181